Use these links to rapidly review the document

LI CHUAN GROUP, INC. Table of Contents

As filed with the Securities and Exchange Commission on August 8, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LI CHUAN GROUP, INC.
(Name of small business issuer in its charter)

Colorado (State or jurisdiction of incorporation or organization)	7011 (Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)
No. 83 Nanschuncheng Rd. Shenhe District Shenyang City, China 110011 011-0086-8959-3555 (Address and telephone number of principal executive offices)
No. 83 Nanschuncheng Rd. Shenhe District Shenyang City, China 110011 011-0086-8959-3555 (Address of principal place of business or intended principal place of business)
Gary A. Agron, Esquire 5445 DTC Parkway, Suite 520 Greenwood Village, Colorado 80111 (303) 770-7254 (Name, address and telephone number of agent for service)
Copies to: Gary A. Agron, Esquire 5445 DTC Parkway, Suite 520 Greenwood Village, CO 80111 (303) 770-7254

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, no par value	1,000,000 Shares	$1.00	$1,000,000	$118

        This registration statement registers the resale of 1,000,000 shares of common stock held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

        The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933. The per share offering price was calculated based upon a price of $1.00 per share, which is the highest anticipated price that the shares are expected to trade upon initial listing on the over-the-counter Electronic Bulletin Board.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion	Dated August 8, 2005

1,000,000 shares of common stock

LI CHUAN GROUP, INC.

        This prospectus covers the resale of 1,000,000 shares of our common stock held by our selling stockholders, none of whom are officers, directors or affiliates, and for whom information is provided under "Selling Stockholders and Plan of Distribution" in this prospectus. The shares will be offered by our selling stockholders, if the shares are listed for quotation on the over-the-counter Electronic Bulletin Board or other exchange, at then prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of shares offered by the selling stockholders. See "Selling Stockholders and Plan of Distribution."

        There is no market for our common stock and no assurance that a market will develop in the future. We intend to apply to list our common stock initially on the Electronic Bulletin Board following the effective date of this prospectus, but can give no assurance that our listing application will be approved.

        Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 3.

        Neither Securities and Exchange Commission nor state securities regulators have approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005.

About this Prospectus
Summary
Summary Financial Data
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Management
Security Ownership of Executive Officers, Directors and Beneficial Owners of Greater than 5% of Our Common Stock
Selling Stockholders and Plan of Distribution
Related Party and Other Material Transactions
Description of Capital Stock
Shares Eligible for Future Sale
Experts
Legal Matters
Where You Can Find More Information
FINANCIAL STATEMENTS

i

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

        Since 2000 we have been engaged in the construction and sale of luxury single family homes at a residential development site in Shenyang City, People's Republic of China, which we refer to as the "PRC." We intend to continue to sell homes at the site and may also develop and sell town houses and condominiums there in the future. Our development site consists of a 4,000 acre tract upon which we expect to build approximately 4,000 homes and condominiums. To date we have completed the construction and sale, in what we refer to as "phase one" of the project, of approximately 400 homes. We have also completed the construction of an on-site 56,500 square foot club house for use by residents there. For the six months ended March 31, 2005, we sold 53 homes and held deposits as of March 31, 2005 for an additional 146 homes.

        We also own and operate a small automobile dealership in Shenyang City.

History

        We were organized as a Colorado corporation in November 1996. In October 2004 we issued 9,000,000 shares of our common stock to acquire all of the outstanding common stock of Liaoning Jiadi Group Real Estate Development Limited, a PRC company organized and registered in Shenyang City in August 1995. Since we had no operations at the time, the transaction was accounted for as a reverse merger and the historical operations of Liaoning Jiadi throughout this prospectus and the financial statements are referred to as our operations. In March 2005 we changed our name to Li Chuan Group, Inc.

        Our principal executive offices are located at No. 83 Nanschuncheng Rd., Shenhe District, Shenyang City, China 110011, and our telephone number is 011-0086-8959-3555. We do not have a Web site.

The Offering

Securities offered by our selling stockholders:	1,000,000 shares of common stock.
Securities outstanding prior to and after the offering:	10,000,000 shares of common stock.
Use of proceeds:	We will not receive any proceeds from the sale of the common stock.

Description of Selling Stockholders and Reasons for Registration

        Through this prospectus, we are registering the resale of 1,000,000 shares of our outstanding common stock which are held by our approximately 400 selling stockholders, none of which are officers, directors or 5% or greater stockholders of our company. We are registering the shares in order to facilitate the trading of our common stock on the Electronic Bulletin Board. Approximately 230 of our stockholders received their shares from us in 1997 and the remaining approximately 170 stockholders, all of whom are residents and citizens of the PRC, received their shares following our acquisition of all of the outstanding shares of Liaoning Jiadi.

SUMMARY FINANCIAL DATA

        The following financial data with respect to the years ended September 30, 2003 and 2004 has been derived from our audited consolidated financial statements. The data with respect to the six-month periods ended March 31, 2004 and 2005 has been derived from our unaudited consolidated financial statements. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

Consolidated Statements of Operations
(Amounts shown in US Dollars)

	For the Years Ended September 30,		For the Six Months Ended March 31,
	2004	2003	2005	2004
			(unaudited)	(unaudited)
Revenues	$3,606,965	$9,428,718	$6,118,136	$1,183,490
Income / (loss) from operations	(1,125,846)	967,627	1,291,666	(1,204,853)

Net income / (loss)	$(1,456,061)	$767,163	$1,047,766	$(1,314,595)

Basic and diluted income / (loss) per common share	$(0.16)	$0.09	$0.10	$(0.15)

Average common shares outstanding—basic and diluted	9,000,000	9,000,000	10,000,000	9,000,000

Consolidated Balance Sheets
(Amounts shown in US Dollars)

	September 30,
			March 31, 2005
	2004	2003
			(unaudited)
Total assets	$31,226,070	$25,728,877	$31,938,380
Total liabilities	25,622,501	20,115,030	25,287,045
Total stockholders' equity	5,603,569	5,613,847	6,651,335
Working Capital	$1,404,181	$2,177,697	$1,573,587

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

Our Operations are Subject to an Intensive Regulatory Approval Process Which Could Increase Our Costs and Limit Our Development Operations.

        Real estate development in the PRC is highly regulated. All real estate projects are subject to regulatory approval and supervision by government authorities in charge of urban planning, land use, zoning, construction, fire-safety and environment protection. The administrative and regulatory power exercised by those governmental authorities is beyond our control. Any significant change in real estate regulations could increase our costs of compliance or limit our development operations. Specifically, before we can develop a property, we must obtain a variety of approvals from local and municipal governments with respect to such matters as zoning, density, subdivision requirements, traffic considerations, site planning, infrastructure design and environmental considerations. There can be no assurance that we will be able to obtain all required licenses, permits or approvals from governmental authorities in the future.

We Act as General Contractor on Our Construction Projects, and if Any of Our Subcontractors Fails to Complete its Job on Time, Our Business Could be Disrupted and Our Construction Costs Increased.

        We act as general contractor on our construction projects and hire unaffiliated subcontractors to work for us. In the event that any of our subcontractors fails to timely complete their job, our business could be disrupted and our construction costs increased.

We Depend on the Continued Services of Our Three Executive Officers, the Loss of Which Could Require Us to Seek Replacements, Which Could Increase Our Costs and Reduce Our Administrative Efficiency.

        Our future success depends to a large extent on the continued services of our three executive officers. We have not entered into employment agreements with any of our executive officers nor do we carry key person life insurance on their lives. The loss of any of their services could increase our costs by requiring us to hire other executives at higher prices and reduce our efficiency while the new executives familiarize themselves with the administration of our operations.

Many of Our Competitors are Significantly Larger Than We Are and Have Greater Financial Resources and More Experienced Managers Than We. This Competition Could Cause Us to Lower Our Home Prices Which Would Reduce Our Revenues and Profitability.

        The residential housing development market in Shenyang City and the PRC is highly competitive. We compete with numerous companies, many of which are significantly larger than we are and have greater financial resources and more experienced managers than we. As a result, our competitors may lower their prices or be better able to respond quickly to the use of more advanced construction materials. Many of these competitors are also capable of devoting greater resources to the development, promotion and sale of their products or services. The competition may cause us to lower our prices which would reduce our revenues and profitability.

Certain Agreements to Which We Are a Party and Which Are Material to Our Operations Lack Various Legal Protections Which Are Customarily Contained in Similar Contracts Prepared in the United States.

        We are a Chinese-based company and all of our business and operations are conducted in China. We are a party to certain material contracts, including contracts in connection with the sale of homes and automobiles. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our material contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that contracts we enter into in the future will likewise omit these types of legal protections. While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, we cannot assure you that future events will not occur which could have been avoided if the contracts were prepared in conformity with U.S. standards, or what the impact, if any, of this hypothetical future events could have on our company.

We Are Materially Reliant on Revenues from Our Operations in the PRC. There Are Significant Risks Associated with Doing Business in the PRC Which May Cause You to Lose Your Entire Investment in Our Company.

        Currently, all of our revenues are derived from sale of homes and automobiles in the PRC and our growth and success will remain tied to our existing operations in the PRC. Therefore, a downturn or stagnation in the economic environment of the PRC could result in a significant loss of revenues and liquidity in future periods.

We Cannot Assure You that the Current Chinese Policies of Economic Reform Will Continue. Because of this Uncertainty, there Are Significant Economic Risks Associated with Doing Business in China.

        Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

  •
  The Chinese government will continue its pursuit of economic reform policies;

  •
  The economic policies, even if pursued, will be successful;

  •
  Economic policies will not be significantly altered from time to time; and

  •
  Business operations in China will not become subject to the risk of nationalization.

        Even if the Chinese government continues its policies of economic reform, we may be unable to take advantage of these opportunities in a fashion that will provide financial benefit to our company. Our inability to sustain our operations in China at current levels could result in a significant reduction in our revenues which would result in escalating losses and liquidity concerns.

        China's economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. There can be no assurance that such growth will not continue to decrease or that any slow down will not have a negative effect on our business. The Chinese economy is also experiencing deflation which may continue in the future. We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Given our complete reliance on our operations in the PRC, any failure on our part to continue to take advantage of the growth in the Chinese economy will have a materially adverse effect on our results of operations.

Fluctuations in Exchange Rates Could Reduce Our Revenues.

        Although we use the United States dollar for financial reporting purposes, all of our transactions are denominated in the PRC's currency, the RMB. The exchange rate of the RMB may fluctuate significantly against the U.S. dollar. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the RMB could reduce our revenues.

You May Experience Difficulties in Attempting to Enforce Liabilities Based upon U.S. Federal Securities Laws Against Our Non-U.S. Resident Directors and Officers.

        Our assets are located in the PRC. Our directors and executive officers are foreign citizens and do not reside in the U.S. It may be difficult for courts in the U.S. to obtain jurisdiction over these foreign assets or persons and as a result, it may be difficult or impossible for you to enforce judgments rendered against us or our directors or executive officers in U.S. courts. In addition, the PRC courts in which our assets are located may not permit lawsuits or the enforcement of judgments for actions arising out of the U.S. and state securities or similar laws.

We Have not Voluntarily Implemented Various Corporate Governance Measures, and therefore Stockholders May Have Reduced Protections Against Interested Director Transactions, Conflicts of Interest and other Matters.

        We are not subject to any law, rule or regulation requiring that we adopt any of the corporate governance measures that are required by the rules of national securities exchanges or Nasdaq, such as independent directors and audit committees. It is possible that if we were to adopt some or all of the corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

We May Be Exposed to Potential Risks Relating to Our Internal Controls over Financial Reporting and Our Ability to Have those Controls Attested to By Our Independent Auditors.

        As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended September 30, 2004. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our annual report on Form 10-KSB beginning with our report for the fiscal year ended September 30, 2006.

        While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

        In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

Future Sales of Our Common Stock Could Reduce the Price of Our Stock.

        There are 10,000,000 shares of our common stock outstanding. Once this registration statement is effective, 1,000,000 shares of our common stock registered hereby and held by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933, and after October 2005, 9,000,000 shares that are held by our officers, directors and 5% or greater stockholders may be offered for resale under the provisions of Rule 144 under the Securities Act of 1933. The availability for sale of substantial amounts of common stock under this prospectus or under the limitations of Rule 144 could reduce prevailing prices for our common stock.

There is No Current Market for Our Securities Which May Make it Difficult for Investors to Sell Our Common Stock.

        There is no public market for our common stock and there can be no assurance that an active public market will develop in the future. We will apply to list our common stock on the Electronic Bulletin Board following the effective date of this prospectus, but there can be no assurance that we will obtain such listings or that a trading market will develop in our common stock, or, if developed, will be sustained. Accordingly, our stockholders may not be able to sell their shares should they desire to do so.

We Do Not Intend to Pay Dividends in the Future, So Investors Will Not Receive Income from Their Investment in Our Common Stock.

        We have not paid dividends in the past and we currently intend to retain any future earnings for use in our business and do not expect to pay any cash dividends on any shares of common stock for the foreseeable future. Accordingly, investors will not receive income from their investment in our common stock.

There is a Reduced Probability of a Change of Control or Acquisition of Us Due to the Possible Issuance of Preferred Stock. This Reduced Probability Could Deprive Our Investors of the Opportunity to Otherwise Sell Our Stock in an Acquisition of Us by Others.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of "blank check" preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

There Are Limitations on Our Officers' and Directors' Liabilities to Us Which Will Make it More Difficult for Our Stockholders to Sue Our Officers and Directors.

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

  •
  A breach of the director's duty of loyalty to us or our stockholders;

  •
  Acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

  •
  Voting for a distribution in violation of Colorado law or any act or omission for which the liability of a director is expressly provided under Colorado law; or

  •
  A transaction from which our director received an improper benefit.

        In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Colorado law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

Required Disclosure Concerning Trading of Penny Stocks or Low-Priced Securities Will Reduce the Liquidity of Our Common Stock.

        Our common stock does not currently trade on any over-the-counter market or exchange. Although we have applied for listing on the Electronic Bulletin Board, there can be no assurance our application will be granted. If the common stock is cleared for trading on the Electronic Bulletin Board, it will be subject to rules that regulate broker-dealer practices in connection with transactions in "penny stocks." The Securities and Exchange Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery by the broker-dealer, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. In addition, the broker-dealer, subject to certain exceptions, must make an individualized written suitability determination for the purchase of a penny stock and receive the purchaser's written consent prior to the transaction. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. These requirements may severely limit the market liquidity of our common stock and the ability of our stockholders to sell their shares should a market develop.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section above as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.

SELECTED FINANCIAL DATA

        The following selected financial data with respect to the years ended September 30, 2003 and 2004 has been derived from our audited consolidated financial statements. The data with respect to the six-month periods ended March 31, 2004 and 2005 has been derived from our unaudited consolidated financial statements. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.

Consolidated Statements of Operations
(Amounts shown in US Dollars)

	For the Years Ended September 30,		For the Six Months Ended March 31,
	2004	2003	2005	2004
			(unaudited)	(unaudited)
Revenues	$3,606,965	$9,428,718	$6,118,136	$1,183,490
Income/(loss) from operations	(1,125,846)	967,627	1,291,666	(1,204,853)

Net income/(loss)	$(1,456,061)	$767,163	$1,047,766	$(1,314,595)

Basic and diluted income/(loss) per common share	$(0.16)	$0.09	$0.10	$(0.15)

Average common shares outstanding—basic and diluted	9,000,000	9,000,000	10,000,000	9,000,000

Consolidated Balance Sheets
(Amounts shown in US Dollars)

	September 30,
			March 31, 2005
	2004	2003
			(unaudited)
Total assets	$31,226,070	$25,728,877	$31,938,380
Total liabilities	25,622,501	20,115,030	25,287,045
Total stockholders' equity	5,603,569	5,613,847	6,651,335
Working Capital	$1,404,181	$2,177,697	$1,573,587

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. This discussion should be read in conjunction with our audited financial statements and footnotes included elsewhere in this prospectus.

OVERVIEW

        Our operations consist of two business segments: homebuilding and an automobile dealership. Our homebuilding segment specializes in the sale and construction of single-family housing in the Shenyang market. Subject to economic conditions, we plan to expand our existing housing markets and enter new markets. The auto dealership segment is involved in the selling of new and used automobiles primarily to our homebuilding customers, as well as other customers, in the Shenyang area.

        Geographic and product diversification, access to lower-cost capital, a versatile and abundant home mortgage market and improving demographics are promoting strong and steady housing demand for builders who can obtain land, work through the difficult regulatory approval process and raise capital to purchase home sites. We currently own or control more than 9,000 home sites in our primary market of which 800 home sites have the approvals necessary for development. We believe that if the approval process becomes more difficult and political pressure from no-growth proponents increases, our expertise in taking land through the approval process and our already approved land positions should allow us to continue to grow for a number of years to come.

        Because of the strong demand for homes, we have been able to increase our base selling prices during the past several years an average of 7% annually. Based on our current backlog, which will provide us revenue over the next 9 to 12 months, and the pace of current demand, we expect to deliver between 60 and 100 homes during fiscal 2005, with an average delivered price between $150,000 and $300,000. In addition, in fiscal 2005 we expect to become profitable versus a net loss in fiscal 2004.

        Because of the length of time that it takes to obtain the necessary approvals to develop a property for residential use, complete the land improvements on it, and deliver the home at closing, we are subject to many risks associated with residential construction and sale. We attempt to reduce these risks by controlling land for future development through options whenever possible, thus allowing us to obtain the necessary governmental approvals before acquiring title to the land; generally commencing construction of a home only after executing an agreement of sale with a buyer; and using subcontractors to perform home construction and land development work on a fixed-price basis.

        In the ordinary course of doing business, we must make estimates and judgments that affect decisions on how we operate and the amounts of assets, liabilities, revenues and expenses we report. These estimates include, but are not limited to, those related to the recognition of income and expenses, impairment of assets, estimates of future improvement and amenity costs, capitalization of costs to inventory, provisions for litigation, insurance and warranty costs, and income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. On an ongoing basis, we evaluate and adjust our estimates based on information currently available. Actual results may differ from these estimates and assumptions or conditions.

        Our revenues have grown significantly from 2000. We have funded this growth through the reinvestment of profits, contribution from shareholders and vendor financing. At March 31, 2005, we had $265,706 of cash and cash equivalents and approximately $13 million of deposits from our customers. With these resources and our cash flow from operations before inventory growth, we believe we have the resources available to continue to grow through fiscal 2005 and beyond.

Critical Accounting Policies

        We believe the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Inventories

        Inventory is stated at the lower of cost or fair value in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." In addition to direct acquisition, land development and home construction costs, costs include interest, real estate taxes and direct overhead costs related to development and construction, which are capitalized to inventories during the period beginning with the commencement of development and ending with the completion of construction.

        We estimate it will take two to four years to fully develop, sell and deliver all the homes in our communities. Longer or shorter time periods are possible depending on the number of home sites in a community. Our master planned communities, consisting of several smaller communities, may take five years or more to complete. Because our inventory is considered a long-lived asset under U.S. generally accepted accounting principles, we are required to review the carrying value of each of our communities and write down the value of those communities for which we believe the values are not recoverable. When the profitability of a current community deteriorates or the sales pace declines significantly or some other factor indicates a possible impairment in the recoverability of the asset, we evaluate the property in accordance with the guidelines of SFAS No. 144. If this evaluation indicates that an impairment loss should be recognized, we charge cost of sales for the estimated impairment loss in the period determined.

        In addition, we review all land held for future communities or future sections of current communities, whether owned or under contract, to determine whether or not we expect to proceed with the development of the land. Based upon this review, we decide: (a) as to land that is under a purchase contract but not owned, whether the contract will be terminated or renegotiated; and (b) as to land we own, whether the land can be developed as contemplated or in an alternative manner, or should be sold. We then further determine which costs that have been capitalized to the property are recoverable and which costs should be written off.

Income Recognition

        Revenue and cost of sales are recorded at the time each home, or home site, is delivered and title and possession are transferred to the buyer.

        Land, land development and related costs (both incurred and estimated to be incurred in the future) are amortized to the cost of homes closed based upon the total number of homes to be constructed in each community. Any changes to the estimated costs subsequent to the commencement of delivery of homes are allocated to the remaining undelivered homes in the community. Home construction and related costs are charged to the cost of homes closed under the specific identification method.

        The estimated land, common area development and related costs of master planned communities (including the cost of club house, net of their estimated residual value) are allocated to individual communities within a master planned community on a relative sales value basis. Any change in the estimated cost is allocated to the remaining home sites in each of the communities of the master planned community.

RESULTS OF OPERATIONS

Six Months Ended March 31, 2005 Compared to March 31, 2004

Home Sales

        Home sales revenue for six months ended March 31, 2005 of $6.12 million (53 homes) were higher than those for the six months ended March 31, 2004 of $1.15 million (9 homes) by approximately $4.97 million or 432%. The increase was attributable to the beginning delivery of our phase two homes, strong demand for our products and a slight increase in average home prices.

        Deposits received on sale of properties were $13.06 million (146 homes) as of March 31, 2005, a 39% increase over the $9.42 million (103 homes) as of March 31, 2004. The increase in fiscal 2005 was attributable to an increase in the number of new sales contracts signed and a slight increase in the average selling price of the homes. The increase in the number of new sales contracts signed in the period was attributable to the continued demand for our homes and buyer acceptance of our phase two project.

        Based on our current sales deposits and assuming the current demand for our products, we believe that we will deliver between 60 and 100 homes in fiscal 2005. We estimate that the average price of the homes delivered will be between $150,000 and $300,000 in fiscal 2005.

        Home costs as a percentage of home sales revenues increased 4% in the six months ended March 31, 2005 as compared to same period in 2004. The increase was primarily the result of increases in raw material and construction costs. For fiscal 2005, we expect that home costs as a percentage of home sales will be approximately 3 to 5% higher than the fiscal 2004 percentage due to higher building material cost.

        Our auto dealership revenue was zero for the six months ended March 31, 2005 compared to $32,437 for the six months ended March 31, 2004. The low revenue can be attributed to the extremely low temperature during this period of time in Shenyang. We expect our revenue to increase as the weather gets warmer in the second half of our fiscal year.

Selling, General and Administrative Expenses ("SG&A")

        For the six months ended March 31, 2005, SG&A spending decreased to $247,000 as compared to $1.54 million for the same period in 2004. Spending for the six months ended March 31, 2004 was principally due to higher compensation expenses, including a one-time executive officer bonus, of $1.27 million in 2004. We expect SG&A to increase in the second half of fiscal 2005 due to additional sales and marketing expenses related to our phase two project.

Income Taxes

        Our income taxes are based on 10% of our revenues and 15% of the deposits received on sales of property. We pay 33% on 10% of our revenue and 33% on the 15% of deposits received on sales of property as income tax. In the first half of fiscal 2005, our income tax was $247,000 compared to $111,000 in the first half of fiscal 2004.

Fiscal 2004 Compared to Fiscal 2003

Home Sales

        Home sales revenue for fiscal 2004 of $3.15 million (27 homes) was lower than fiscal 2003 of $9.43 million (74 homes) by approximately $6.28 million or 66%. The decrease was attributable to the transition from phase one to phase two of our project which resulted in a decrease in number of homes that were sold and delivered during 2004. The decrease in revenues was somewhat offset by an increase in home prices during 2004.

        Deposits received on sales of homes totaled $12.45 million (128 homes) in fiscal 2004, a 57% increase over the $7.94 million (54 homes) in fiscal 2003. The increase in fiscal 2004 was attributable to an increase in the number of new sales contracts signed and a 20% increase in the average selling price of the homes. The increase in the number of new sales contracts signed in fiscal 2004 was attributable to the continued demand for our homes and the launch of our phase two project. We believe that the demand for our homes is attributable to an increase in the number of affluent households, the development of the middle class in the Shenyang area, a constricted supply of available new home sites in our markets, attractive mortgage rates and the belief of potential customers that the purchase of a home is a stable investment.

        Based on our current deposits on the sale of properties and assuming continued demand for our products, we believe that we will deliver between 60 and 100 homes in fiscal 2005. We estimate that the average price of the homes delivered will be between $150,000 and $300,000 in fiscal 2005.

        Home costs as a percentage of home sales revenue decreased 7% in fiscal 2004 as compared to fiscal 2003. The decrease was primarily the result of selling prices increasing at a greater rate than construction costs. For fiscal 2005, we expect that home costs as a percentage of home sales will be approximately 3 to 5% higher than the fiscal 2004 percentage due to higher building material cost.

        Our auto dealership revenue was $460,000 in fiscal 2004, which was its first full year in operations notwithstanding the fact that the dealership was incorporated in 1997.

Selling, General and Administrative Expenses ("SG&A")

        In fiscal 2004, SG&A spending increased to $2.08 million, as compared to $1.8 million in fiscal 2003. The increased spending was principally due to higher compensation expenses of $1.27 million in fiscal 2004 compared to $220,000 in fiscal 2003. The higher compensation costs can be attributed to bonuses paid to key employees for our success in phase one. Our executive officers did not receive salaries in 2004, so the bonuses were their only compensation. We expect SG&A to decrease to $700,000 to $900,000 in fiscal 2005.

Income Taxes

        Our income taxes are based on 10% of our revenue and 15% of the deposits received on the sale of property. We pay 33% on 10% of our revenues and 33% on the 15% of deposits received on the sales of property as income tax. In fiscal 2004, our income tax was $327,000 compared to $204,000 in fiscal 2003.

LIQUIDITY AND CAPITAL RESOURCES

        To date, our operating funds have been provided primarily by $3.85 million of equity capital we raised in the PRC and $13 million of deposits that we received from our customers.

        After receiving the Residential Housing Pre-sale Permit issued by the government, we, as developer, are permitted to sell the residential units to be built to the public, which is the common practice in China. Upon execution of a binding purchase contract between the developer and the buyer, a deposit is required to be made to the developer, which we use to construct our residential units. As of March 31, 2005, we had $13 million of buyer deposits.

        For the six months ended March 31, 2005, our operating activities used $1.46 million of cash, largely as a result of increases in account receivables ($1.48 million) and provision for cost of properties under development ($2.82 million) offset by a decrease in completed properties held for sale of $1.38 million. For the year ended September 30, 2004, our operating activities provided cash of $61,255, primarily as a result of an increase in deposits received on sale of properties ($4.50 million).

        Our investing activities neither used nor provided cash for the six months ended March 31, 2005. For the year ended September 30, 2004, we used cash of $65,241 for purchase of property and equipment.

        For the six months ended March 31, 2005, our financing activities neither used nor provided cash. For the year ended September 30, 2004, our financing activities provided cash of $1.45 million from the sale of equity.

        As of September 30, 2004, we had commitments and future lease payments of $2.46 million. We have made no material commitments for capital expenditures.

        We believe that funds generated from the sale of our homes and purchaser deposits will be adequate to meet our anticipated operating expenses, capital expenditure and commitments for at least the next twelve months. Nevertheless, our continuing operating and investing activities may require us to obtain additional sources of capital. In that case, we may seek financing from institutional investors or banks. There can be no assurance that any such financing will be available to us on commercially reasonable terms, if at all.

Use of Estimates

        The preparation of financial statements in conformity with USGAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include but are not limited to depreciation, taxes and contingencies. Actual results could differ from those estimates.

Foreign Currency Translation

        We consider Renminbi as our functional currency as a substantial portion of our business activities are based in Renminbi ("RMB"). However, we have chosen the United States dollar as our reporting currency.

        Transactions in currencies other than the functional currency during the year are translated into the functional currency at the applicable rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the applicable rates of exchange in effect at the balance sheet date. Exchange gains and losses are recorded in the statements of operations.

        For translation of financial statements into the reporting currency, assets and liabilities are translated at the exchange rate at the balance sheet date, equity accounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated at the weighted average rates of exchange prevailing during the period. Translation adjustments resulting from this process are recorded in accumulated other comprehensive income (loss) within stockholders' equity.

BUSINESS

Current Operations

        We build and sell luxury single family and condominium residences in Shenyang City, China. Our first project, Villa Jade, which is located in the Guangou Village area of Shenyang City, is a 4,000 acre phased development that on build-out involves the construction of 4,000 single family residences and condominium units. We recently completed "phase one" of the development, which involved the construction of approximately 400 homes and the completion of a 56,500 square foot club house for our residents, consisting of meeting rooms, an indoor swimming pool, health club and spa, day care center, locker rooms and gardens. We have also completed the infrastructure, consisting of roads, sewers, gas and electricity, for "phase two" of the project which will involve the construction of an additional 800 single family residences.

        Homes in phase one are 3,000 to 8,000 square feet in size with an average sales price of $40 to $80 per square foot, with most homes ranging in price from $150,000 to $300,000. Each home has 3 to 4 bedrooms, two to four baths, a kitchen with nook, a family room, a living room and a two-car garage. The homes are within a reasonable driving distance from the Shenyang City metropolitan area.

        Our Guangou Village development is constructed on land licensed from the government of the PRC for a period of 70 years, expiring in 2071. To date we have been granted such land use rights for a total of approximately 400 homes at an average cost to us of approximately $42,000 per home site. The granting of land use licenses is a common practice in the PRC, as all land by law is government-owned. Accordingly, when we transfer title of a home to the owner, the owner is assigned a license to use the land underlying the home. For the six months ended March 31, 2005, we sold 53 homes and held deposits as of March 31, 2005 for an additional 146 homes.

Home Construction

        The residential home development process in the PRC generally consists of three phases: (1) acquisition of land-use rights; (2) land development and construction; and (3) sale of finished homes. The development cycles vary depending on the extent of the government approvals required, the size of the development, necessary site preparation, weather conditions and marketing results.

        We act as our own general contractor for constructing the homes and hire subcontractors for all construction activities. The use of subcontractors enables us to reduce our investment in direct labor costs, equipment and facilities. We generally price our homes only after we have entered into contracts for their construction with subcontractors, which improves our ability to estimate our costs.

        As the general contractor, we select our subcontractors through a competitive bidding process. In addition to the bid price, our criteria include the bidders' experience, reputation, recommendations and references from other developers. Construction prices are capped and cover all materials and labor needed to complete the construction under the construction contract. The bid-winning subcontractor will make advance payments for all materials and labor. We make payments to the subcontractors over time upon completion and acceptance of certain phases of construction according to agreed-upon milestones specified in the construction contract.

        As the general contractor, we monitor the construction for quality and are responsible for all planning, scheduling and budgeting operations. We supervise the construction of our project, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and assure compliance with zoning and building codes.

        Subcontractors typically are retained on a project-by-project basis to complete construction at a fixed price. Agreements with our subcontractors are generally entered into after competitive bidding on an individual basis. We generally obtain information from prospective subcontractors and suppliers with respect to their financial conditions and abilities to perform under their agreements prior to commencement of the formal bidding process. The services performed for us by subcontractors are generally readily available from a number of qualified subcontractors.

        We use, to the extent feasible, standardized materials in our construction and homebuilding operations in order to permit efficiencies in construction and material purchasing. Our subcontractors negotiate for themselves the purchase of major raw materials components such as concrete, lumber and structural steel and the payment therefore. Raw materials used in our operations are generally readily available from a number of sources but the prices of such raw materials may fluctuate due to various factors, including supply and demand.

        Our homes are inspected by government authorities prior to transfer of title to the buyers. The purpose of the inspection is to ensure that the homes adhere to government standards of quality and safety.

Sales and Marketing

        Our sales and marketing activities are conducted principally through our eight sales representatives. They are paid a base salary, plus a sales commission of 3% of gross sales.

        Our sales are made pursuant to a standard form sales contract, which generally requires a customer deposit at the time of execution. Subject to particular contract provisions, we generally permit purchasers to cancel their contractual obligations in the event mortgage approvals are unobtainable within a specified period of time and under certain other circumstances, including rescission rights which may be given under local law. We believe that our cancellation rate is consistent with that generally experienced at other similar home developments. Although cancellations can delay the sale of our homes, they have not had a material impact on our sales, operations or liquidity.

        Our homes are targeted toward buyers who desire a luxurious property with many attractive features and for use as primary residences, vacation retreats, retirement residences or investments. Our target buyers include upper and middle class PRC citizens and foreign nationals working in Shenyang City and the surrounding areas, ranging from 30 to 60 years of age, including private entrepreneurs, senior executives, technology managers, college professors and self-employed professionals. The foreign nationals are expatriates of foreign companies based in the PRC. Our strategy for remaining competitive in this market involves building on our reputation for offering quality homes; using our own sales offices and personnel; and offering properties with many appealing features, such as club houses, green belts and attractive views.

        We sell our homes through our sales representatives who typically work from sales offices located in model homes at the development site. Sales representatives assist potential buyers by providing them with basic floor plans, price information, development and construction timetables, previews of model homes and the selection of options. Our sales representatives are trained by us and generally have had prior experience selling new homes in the local market. We also market our homes for sale through newspapers, product tie-ins, billboards and other signage.

        Homes are often sold prior to or during construction using sales contracts which are accompanied by cash deposits. Upon execution of a binding purchase contract between the buyer and us, we require a deposit on the home. We apply the deposit to offset construction costs for the home. As of March 31, 2005, we held an aggregate of $13,062,858 of deposits.

        To assist in the marketing of our homes and to limit our liability for some construction defects, we sell our homes subject to a limited warranty that is provided by our subcontractors. We do not provide our own warranty to homebuyers. Our subcontractors are responsible for the cost to repair major structural defects, roofing, internal walls, heating, electrical and the like for one to five years. The repair costs are limited to the repair, replacement or payment of the reasonable cost of repair or replacement of such warranted items not to exceed an aggregate amount equal to the final sales price of the home covered by the warranty.

        We do not provide financing to prospective homebuyers, but work closely with mortgage brokers or lenders who assist our homebuyers in obtaining financing.

Automobile Dealership

        In November 2003 we opened a small, primarily new car, dealership located in the Shenhe District of Shenyang City, China. Our primary car brand is the Sakoda, a Czechoslovakian manufactured automobile, offered in two door coupe and four door sedan models and ranging in price between $20,000 and $40,000. We also offer Mercedes, BMW and Volkswagen automobiles which we purchase from other new car dealers and broker to our own customers.

        Our car dealership facility includes 10,000 square feet of showroom space and office space. We employ a total of 10 individuals at the facility, including five individuals involved in sales and five individuals involved in repair.

        For the year ended September 30, 2004 and the six months ended March 31, 2005 we sold or leased approximately 90 automobiles and zero automobiles, respectively.

Employees

        We have a total of 110 employees including our three executive officers. Our employees are unionized and we believe that our relations with our employees are good.

Facilities

        We own a 2,000 square foot office facility in Shenyang City, PRC. We also lease the facilities for our automobile dealership in Shenyang City consisting of 5,000 square feet under a lease which is renewable yearly for $2,000 per month.

Regulation

        Real estate development is a government regulated industry, and we are subject to extensive local, district, municipal and national rules and regulations regarding permitting, zoning, subdivision, infrastructure construction, utilities and water quality. Regulation is carried on by municipal, district, and national authorities, of which the municipal and district governments have the greatest regulatory impact. Shenyang City government agencies, as well as other governmental agencies, have adopted increasingly restrictive regulations associated with development activities, including the adoption of more restrictive ordinances, greater emphasis on land use planning, pressure to increase the number of low density residential developments, and heightened public concern aimed at limiting development as a means to control growth. These regulations may delay development of our properties and result in higher developmental and administrative costs.

        In connection with our home development, we are subject to zoning and land use laws, health and safety regulations and public infrastructure requirements. We are also subject to the PRC's national and local environmental protection laws. These laws could subject us to liabilities for the costs of removal and remedy of certain hazardous substances or wastes released on our property regardless of whether we were responsible for the presence of hazardous substances. The presence of hazardous substances, or the failure to properly remedy them, may have a material adverse effect on our results of operations and financial condition. As of the date of this prospectus, we are not aware of any material noncompliance, liability or claim relating to any of the above regulations or the presence of any hazardous or toxic substances on our property.

The PRC Legal System and Economic Reform

        Since 1979, many laws and regulations addressing economic matters in general have been promulgated in the PRC. Despite development of its legal system, the PRC does not have a comprehensive system of laws. In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent. The PRC judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction. The PRC's legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance. The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes. As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. The trend of legislation over the past 20 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC. However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon our business operations or prospects.

        Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. We cannot predict if this refining and readjustment process may negatively affect our operations in future periods.

        Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the RMB, restrictions on the availability of domestic credit reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

        To date reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

        On November 11, 2001, China signed an agreement to become a member of the World Trade Organization (WTO), the international body that sets most trade rules, further integrating China into the global economy and significantly reducing the barriers to international commerce. China's membership in the WTO was effective on December 11, 2001. China has agreed upon its accession to the WTO to reduce tariffs and non-tariff barriers, remove investment restrictions, provide trading and distribution rights for foreign firms, and open various service sectors to foreign competition.

        The Wholly-Foreign Owned Enterprise laws provide for and guarantee the distribution of profits to foreign investors in PRC Foreign Invested Enterprises by providing that a foreign investor may remit abroad profits that are earned by a Foreign Owned Enterprise, as well as other funds remaining after the enterprise is liquidated.

        In accordance with various regulations in the PRC, we can distribute our after tax profit only after making transfers to certain statutory surplus reserves. Moreover, our income is subject to corporate income tax rate of 33% (30% state income tax and 3% local income tax).

        There can be no assurance that the reforms to the PRC's economic system will continue or that we will not be adversely affected by changes in the PRC's political, economic, and social conditions and by changes in policies of the government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

Currency Conversion and Exchange

        The currency in the PRC is designated as the Renminbi or "RMB." Although the RMB/U.S. dollar exchange rate has been relatively stable in the past five years there can be no assurance that the exchange rate will not become volatile or that the RMB will not be officially devalued against the U.S. dollar by direction of the PRC government.

        Exchange rate fluctuations may adversely affect our financial performance because of our foreign currency denominated assets and liabilities, and may reduce the value, translated or converted, as applicable into U.S. dollars, of our net fixed assets, our earnings and our declared dividends. We do not engage in any hedging activities in order to minimize the effect of exchange rate risks. As of May 31, 2005, the currency exchange rate was 8.3 RMB for each U.S. dollar.

MANAGEMENT

Directors and Executive Officers

        The names, ages and positions held by our executive officers and directors commencing with the time they joined our predecessor, Liaoning Jiadi Group, are set forth below.

Name	Age	Position	Officer/Director Since
Jun Liu	37	Chairman of the Board and Director	1999
Wan Li Liu	49	Chief Executive Officer and Director	2002
Tao Zhang	35	Chief Operating Officer	2003
Jie Dan Guo	24	Chief Financial Officer	2005
Xin Wang	25	Vice President, Business Development	2005
Gordon Ge Wang	44	Director and Secretary	2005
Di Wu	31	Director	2005
Danning Wang	48	Director	2005

        Directors hold office for a period of one year from their election at the annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors. Our audit committee consists of Messrs. Wang and Wu and Ms. Liu, and our compensation committee consists of Mr. Wang, Ms. Liu and Ms. Liu. None of our officers or directors are related.

        Jun Liu founded our company in 1999 and has been Chairman since that time. From 1997 to 1999 she served as Chairman of the Board of Liaoning Dongya Information Industry Company. From 1995 to 1997 she was general manager for Liaoning Dongtai Industry Development Company. Ms. Liu earned a Master's degree in Business Administration from Macau International Open University.

        Wan Li Liu joined our company as Chief Executive Officer in 2002. From 1998 to 2004 she served as president for Southern Securities Company, Shenyang Branch, one of the largest full service investment banking firms in China. Ms. Liu earned a Master's degree in accounting from Northeast Finance & Economy University.

        Tao Zhang has served as Chief Operating Officer of our company since 2003. From 1998 to 2003 he served as president of Liaoning Tian Yang Education Development Company. Mr. Zhang earned a Master's degree in Business Administration from Macau International Open University.

        Jie Dan Guo joined our company as Chief Financial Officer in 2005. From 2003 to 2005 she attended and earned a Master's degree in Business Administration from Hope International University in Los Angeles, USA. From 1999 to 2003 Ms. Guo attended and earned a Bachelor's degree in Science from Houston University.

        Xin Wang joined our company as a director in 2005. From 2003 to 2005 he attended and earned a Master's degree in Science from University of Ulster in the United Kingdom. From 1999 to 2003 he attended and earned a Bachelor's degree in Arts from Beijing Foreign Studies University. Mr. Wang majored in law, public relations and political lobbying at the University of Ulster.

        Gordon Ge Wang joined our company as a director and secretary in 2005. From 1999 to 2005 he served as Vice President for CPC International Investment Inc. in the PRC. Mr. Wang was responsible for identifying privately owned, profitable and fast growing companies in the PRC. Mr. Wang has extensive experience in corporate finance and the operations of the capital markets.

        Di Wu joined our company as a director in 2005. Since 2004 he served as Accounts manager for Tofasco of America in Los Angeles. In 2003 he joined Merill Lynch's summer internship program and participated in various operations of the investment bank. From 1997 to 2002 he served as a trade consultant for Liaoning Import and Export Corporation, a large, government owned entity coordinating imports and exports for Liaoning province in the PRC. Mr. Wu earned a Master's degree in Business Administration from State University of New York at Binghamton.

        Danning Wang joined our company as Director in 2005. From 1996 to 2004 she served as Deputy General Manager for State Guest House Group Hotel Service Co. Ltd. in Shenyang. Ms. Wang was responsible for the finance and administration of State Guest House Group Hotel Service Co. Ltd.

Executive Compensation

Summary Compensation Table

LONG TERM COMPENSATION
	ANNUAL COMPENSATION				AWARDS		PAYOUTS
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
NAME AND PRINCIPAL POSITION	YEAR	SALARY($)	BONUS($)	OTHER ANNUAL COMPEN- SATION($)	RESTRICTED STOCK AWARD(S)	SECURITIES UNDERLYING OPTIONS/ SARS(#)	LTIP PAYOUTS($)	ALL OTHER COMPEN- SATION($)
Jun Liu	2004 2003	0 0	138,095 22,132	0 0	0 0	0 0	0 0	0 0
Tao Zhang	2004 2003	0 0	511,803 81,927	0 0	0 0	0 0	0 0	0 0
Wan Li Liu	2004 2003	0 0	0 0	0 0	0 0	0 0	0 0	0 0

        Jun Liu, Tao Zhang and Wan Li Liu do not currently receive salaries although Jun Liu and Tao Zhang received significant bonuses in 2003 and 2004 as indicated above. We do not have employment agreements with these individuals nor do we carry key person life insurance on their lives.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

        The following table sets forth as of the date hereof the common stock ownership of (i) each person known by us to be the beneficial owner of five percent or more of our common stock, (ii) each director individually and (iii) all officers and directors as a group. Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial. The address of each owner is in care of us at No. 83 Nanschuncheng Rd., Shenhe District, Shenyang City, China 110011.

Name	Number of Shares	Percent of Class
Jun Liu	5,100,000	51.0%
Wan Li Liu	2,000,000	20.0%
Di Wu	0	0%
Gordon Ge Wang	480,000	4.8%
Danning Wang	0	0%
Xu Xiu Lan	1,420,000	14.2%
All officers and directors as a group (8 persons)	9,000,000	90.0%

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        Through this prospectus, we are registering the resale of 1,000,000 shares of our common stock which are held by approximately 400 selling stockholders none of whom are executive officers, directors or 5% or greater stockholders of our company. The chart below assumes that all selling stockholders will offer all of their shares for sale.

        The shares may be offered from time to time by the selling stockholders. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

Name	Shares Owned and Offered for Sale	Percent Owned Prior to Offering	Shares to be Owned After Offering	Percent to be Owned After Offering
HELENE ABRAHAMS	500	*	0	0
MARSHALL ABRAHAMS	500	*	0	0
GARY A. AGRON	450,000	4.5	0	0
ELAINE ASARCH	500	*	0	0
RICHARD ASARCH	500	*	0	0
ASIAN PACIFIC INDUSTRIES LTD	500	*	0	0
BRENDA S BAGG	500	*	0	0
GERALD A BAGG	500	*	0	0
DOUGLAS C BALL	500	*	0	0
MILTON H BARBAROSH	500	*	0	0
RICKI BARBAROSH	500	*	0	0
JAMES D BEATTY	500	*	0	0
SUSAN ELLIOT BEATTY	500	*	0	0
CARYLYN K. BELL	500	*	0	0
J DANIEL BELL	500	*	0	0
GERALD M BERENSTEIN	500	*	0	0
KATHY BERENSTEIN	500	*	0	0
ANDREW N BERNSTEIN	500	*	0	0
BARBARA V BERNSTEIN	500	*	0	0
MITCHELL H BERNSTEIN	500	*	0	0
ANGELA BORTOLUZZI	500	*	0	0
EUGENE BORTOLUZZI	500	*	0	0
BRUCE W BREITWEISER	500	*	0	0
JEANNIE W BREITWEISER	500	*	0	0
ARNA K CAMPBELL	500	*	0	0

ROGER R CAMPBELL	500	*	0	0
CAPITAL GENERAL CORPORATION LIMITED	500	*	0	0
ROBERT CARRIER	500	*	0	0
JOHN E CATHCART	500	*	0	0
KI WAI CHAN	500	*	0	0
TING SUN CHANG	500	*	0	0
BARBARA F CHAPMAN	500	*	0	0
JAY H CHAPMAN	500	*	0	0
JIANSI CHEN	500	*	0	0
ANDREW CHU	500	*	0	0
ANDY CHU	450,000	4.5	0	0
KWOK FU CHU	500	*	0	0
YIN KAM CHU	500	*	0	0
NAOMI R. COHN	500	*	0	0
DAVID L COLE	500	*	0	0
RENNEI K COLEMAN	500	*	0	0
ROBERT J COLEMAN	500	*	0	0
COLLEEN A KEOGH	500	*	0	0
JACK R DAUGHERTY	500	*	0	0
SHELLEY F DAUGHERTY	500	*	0	0
JOSEPH F DEMEO	500	*	0	0
MARY JEAN DEMEO	500	*	0	0
ERNEST DUFRESNE	500	*	0	0
ELLIOTT LIVING TRUST STD 12 29 95	500	*	0	0
JOANNE ERNSTEN	500	*	0	0
HEATHER EVANS	500	*	0	0
H THOMAS FEHN	500	*	0	0
MONICA R FEHN	500	*	0	0
JOHN E FITZPATRICK	500	*	0	0
SUZANNE FITZPATRICK	500	*	0	0
FIVE OAKS INVESTMENT CORPORATION	500	*	0	0
WAYNE FLETCHER	500	*	0	0
CAROLYN FONG	500	*	0	0
HENRY FONG	500	*	0	0
CHRIS FREEMAN	500	*	0	0
MARIA FREEMAN	500	*	0	0
JEFFREY FRIELDAND	500	*	0	0
PENELOPE S GALLAGHER	500	*	0	0
WILLIAM J GALLAGHER	500	*	0	0
ANTHONY P GARGIULO	500	*	0	0
MARCIA A GARGIULO	500	*	0	0
GARY E. KEOGH	500	*	0	0
JUDITH H GELLER	500	*	0	0
RICHARD A GELLER	500	*	0	0
KIMBERLY K GOLLEHON	500	*	0	0
RONALD D GOLLEHON	500	*	0	0
WENDY AVRA GORDON	500	*	0	0
ZACHARY T GORDON	500	*	0	0
CARYLJO M GREENBLATT	500	*	0	0
PHILL D GREENBLATT	500	*	0	0
IAN GUNN	500	*	0	0
MICHELE GUNN	500	*	0	0
GARY GUTTERMAN	500	*	0	0
SHEILA M GUTTERMAN	500	*	0	0
HARRIS TRUST DTD 8 22 94	500	*	0	0
DEBORAH HATTOY-LONDELIUS	500	*	0	0
JOHN HICKEY	500	*	0	0
MARSHA HILLHOUSE	500	*	0	0
MATTHEW HILLHOUSE	500	*	0	0
ANNE MARIE JANSSENS-LENS	500	*	0	0
PAUL F JANSSENS-LENS	500	*	0	0
JOHN EPERT FAMILY TRUST	500	*	0	0
LEYS JOHNSTON-KOYLE	500	*	0	0
JEFFREY E KAHLER	500	*	0	0
JOSHUA S KANTER	500	*	0	0

LINDA B KAUFMANN	500	*	0	0
THOMAS A. KAUFMANN	500	*	0	0
BRIAN J KELLEY	500	*	0	0
JACK D KELLEY	500	*	0	0
JANE A KELLEY	500	*	0	0
TERESA M KELLEY	500	*	0	0
MARY KILGORE	500	*	0	0
RAYMOND KILGORE	500	*	0	0
CYNTHIA KIRBY	500	*	0	0
GERALD KIRBY	500	*	0	0
LISA A KIRBY	500	*	0	0
MICHAEL KIRBY	500	*	0	0
MICHAEL KLEINMAN	500	*	0	0
WILLIAM KOYLE	500	*	0	0
JANET A KRITZER	500	*	0	0
STUART A KRITZER	500	*	0	0
DAVE LAGESCHULTE	500	*	0	0
XU XIU LAN	20,000	*	0	0
NOEL LANGDON	500	*	0	0
MRS NOEL LANGDON	500	*	0	0
BERNARD LAURENT	500	*	0	0
CORINNE LAURENT	500	*	0	0
JILL A LEE	500	*	0	0
HERBERT I. LEE	500	*	0	0
ALAN J LEVIN DDS	500	*	0	0
CYNTHIA L LEVIN	500	*	0	0
JOHN T LISENBY	500	*	0	0
MARY JANE LISENBY	500	*	0	0
JOHN LONDELIUS	500	*	0	0
PATRICIA LORENZ	500	*	0	0
CHI TING LUI	500	*	0	0
LUEN HING LUI	500	*	0	0
MICHAEL LUPYNEC	500	*	0	0
STEPHANIE LUPYNEC	500	*	0	0
NEIL G. MACEY	500	*	0	0
SHARON MARKS	500	*	0	0
STANLEY MARKS	500	*	0	0
DAVID K MARSHALL	500	*	0	0
JANET M MARSHALL	500	*	0	0
JESSIE MATHIS	500	*	0	0
DON E MONTAGUE	500	*	0	0
GARY A. MOSKO	500	*	0	0
PAULA L. MOSKO	500	*	0	0
RUTH E NEADEAU	500	*	0	0
JEANE HAYS NERLINO	500	*	0	0
VINCENT NERLINO	500	*	0	0
PAUL NEWLAND	500	*	0	0
PO MING NG	500	*	0	0
GERTRUDE R. NITTLER	500	*	0	0
ROGER J. NITTLER	500	*	0	0
NORAMINTER HOLDINGS LIMITED	500	*	0	0
KURT OHLSON	500	*	0	0
TAM OHLSON	500	*	0	0
868982 ONTARIO INC	500	*	0	0
932027 ONTARIO INC	500	*	0	0
CAROL R. PADERSKI	500	*	0	0
DAVID R. PADERSKI	500	*	0	0
FONG NEI PAK	500	*	0	0
C.K.C. PARTNERS	500	*	0	0
STUART W PATTISON	500	*	0	0
GARY B. PETERSON	500	*	0	0
GORDON E PETERSON	500	*	0	0
DANA L. PHILLIPS	500	*	0	0
RAMON D. PHILLIPS	500	*	0	0
C.R. PLAXTON	500	*	0	0

GAIL E PLOEN	500	*	0	0
JEFF P PLOEN	500	*	0	0
ANNETTE PLUSS	500	*	0	0
RICHARD G. PLUSS	500	*	0	0
JEFFREY B PREITAUER	500	*	0	0
MICHELLE PREITAUER	500	*	0	0
GREG PUSEY	500	*	0	0
JILL PUSEY	500	*	0	0
ADAM RADLEY	500	*	0	0
PAMELA S RANDALL	500	*	0	0
RICHARD RANDALL	500	*	0	0
GISELA RATCLIFF	500	*	0	0
RICHARD RATCLIFF	500	*	0	0
DEBRA S RHOADS	500	*	0	0
MITCHEL E RHOADS	500	*	0	0
AJ ROBBINS	500	*	0	0
BARBARA J. ROBBINS	500	*	0	0
JOHN ROBERTSON	500	*	0	0
SHANE G RODGERS	500	*	0	0
DANIELLE L. ROSENDAHL	500	*	0	0
STEVEN F. ROSENDAHL	500	*	0	0
LEN ROTHSTEIN	500	*	0	0
DAN RUDDEN	500	*	0	0
PEG RUDDEN	500	*	0	0
MARTHA H RUDMAN	500	*	0	0
RONALD L RUDMAN	500	*	0	0
BARRY SCHECHTER	500	*	0	0
SUZANNE SCHECHTER	500	*	0	0
JOHN W SCHERER	500	*	0	0
EDWARD SCHLAUCH	500	*	0	0
JANICE SCHNEIDER	500	*	0	0
RICHARD SCHNEIDER	500	*	0	0
CHESTER P. SCHWARTZ	500	*	0	0
LOUISE S. SCHWARTZ	500	*	0	0
ADELE A SEGER	500	*	0	0
CHAD SEGER	500	*	0	0
SHANEKO INVESTMENT CORPORATION	500	*	0	0
JEANETTE I. SHAW	500	*	0	0
JERRY L. SHAW	500	*	0	0
DOUGLAS SHIELDS	500	*	0	0
MARY D. SILLECK	500	*	0	0
R. HAYDEN SILLECK	500	*	0	0
BEVERLE A SKUFCA	500	*	0	0
WILLIAM SKUFCA	500	*	0	0
MARTHA SUE SLOVEN	500	*	0	0
SAM S. SLOVEN	500	*	0	0
SNOFLAKE LIMITED	500	*	0	0
STEWART SOMERS	500	*	0	0
	1,000,000

Information Regarding the Selling Stockholders

        The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest may offer for resale will be sold, if the shares are listed for trading on the Electronic Bulletin Board or any other stock exchange, at then prevailing market prices or privately negotiated prices in one or more of the following transactions:

  •
  Block transactions;

  •
  Transactions on the Electronic Bulletin Board or on such other market or exchange on which our common stock may from time to time be trading;

  •
  Privately negotiated transactions;

  •
  Through the writing of options on the shares;

  •
  Short sales; or

  •
  Any combination of these transactions.

        The sale price to the public in these transactions may be:

  •
  The market price prevailing at the time of sale;

  •
  A price related to the prevailing market price;

  •
  Negotiated prices; or

  •
  Such other price as the selling stockholders determine from time to time.

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

        We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

        At March 31, 2005 we had advanced $1,138,520 to Liaoning Jiadi High Technological Agricultural Co. Ltd. for working capital. Liu Jun, our Chairman of the Board, owns 48.5% of this company. The loan is due on demand and is not interest bearing.

        At March 31, 2005 we were indebted to Shenyang Jiadi Property Management Limited in the amount of $64,510 for funds advanced to us for working capital. Liu Jun owns 40% of this company. The loan is due on demand and does not bear interest.

        At March 31, 2005 we had advanced $333,126 to Shenyang Horse Industrial Limited for working capital. Tao Zhang, our Chief Operating Officer, owns 51% of this company. The loan is due on demand and is not interest bearing.

        At March 31, 2005 we had advanced $555,253 to Liaoning Modern Automobile Trading Limited for working capital. Tao Zhang owns 80% of this company. The loan is due on demand and is not interest bearing.

        At March 31, 2005 we had advanced $297,871 to Shenyang Skoda Automobile Trading Limited for working capital. Tao Zhang owns 80% of this company. The loan is due on demand and is not interest bearing.

        At March 31, 2005 we were indebted to Liaoning Tin Yeung Culture & Education in the amount of $388,904 for funds advanced to us for working capital. Tao Zhang owns 52% of this company. The loan is due on demand and does not bear interest.

        At March 31, 2005 we had also advanced funds to the following affiliated persons in the form of interest free loans, due on demand:

Name	Amount of Loan
Kwan Man(1)	$445,500
Liu Jun(2)	$85,927
Tao Zhang(3)	$336,253
Liu Jun(2)	$101,471

        As of the dates indicated, we were indebted to the following related parties for loans advanced to us for working capital. The loans are interest free and due on demand.

Name	Amount of Loan
Tim Yeung Co.(4)	$388,903
Sha Chung(5)	$325,301

(1)
Former principal stockholder of Liaoning Jiadi Group Real Estate Development Limited, our predecessor.

(2)
Our Chairman.

(3)
Our Chief Operating Officer.

(4)
Tao Zhang owns 52% of this company.

(5)
Principal stockholder of Shenyang Jiadi Clubhouse Limited. Liu Jun owns 60% of this company.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 25,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share.

Common Stock

        Currently, there are 10,000,000 shares of common stock outstanding held by approximately 400 stockholders. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

        Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

        We are authorized to issue 10,000,000 shares of no par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Limitation on Liability

        Under our Articles of Incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

  •
  A breach of the director's duty of loyalty to us or our stockholders;

  •
  Acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;

  •
  Voting for a distribution in violation of Colorado law or any act or omission for which the liability of a director is expressly provided under Colorado law; or

  •
  A transaction from which our director received an improper benefit.

        In addition, our Articles of Incorporation provide that we must indemnify our officers and directors to the fullest extent permitted by Colorado law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

        Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

        Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent.

SHARES ELIGIBLE FOR FUTURE SALE

        We have 10,000,000 shares of common stock outstanding, 1,000,000 shares of which are being registered hereby. Accordingly, all 1,000,000 shares will be freely tradable shares upon the effective date of this prospectus, and the remaining 9,000,000 shares held by our executive officers, directors and 5% or greater stockholders will be saleable only pursuant to the volume limitations of Rule 144 discussed below, commencing in October 2005.

        In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding shares of our common stock; or

  •
  The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

        Our audited financial statements included in this prospectus as of and for the years ended September 30, 2003 and 2004 have been included in reliance on the reports of Arthur Li, Yau & Lee CPA Limited, independent registered certified public accountants, given on the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado. Mr. Agron owns 450,000 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, D.C. 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

LI CHUAN GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
Li Chuan Group, Inc.
Shenyang City

        We have audited the accompanying consolidated balance sheets of Li Chuan Group, Inc. (the "Company") as of September 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2004 and 2003 and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Arthur Li, Yau & Lee C.P.A Limited

July 29, 2005

LI CHUAN GROUP, INC.

Consolidated Balance Sheets
(Amounts shown in US Dollars)

	September 30,
			March 31, 2005
	2004	2003
			(unaudited)
Assets
Cash and cash equivalents	$1,723,262	$281,464	$265,706
Accounts receivable	4,196,111	4,023,546	5,675,070
Other receivables	4,209,126	3,591,004	6,211,422
Due from related companies	2,662,043	1,475,950	2,340,911
Due from shareholders	249,893	543,476	684,970
Prepaid expenses	7,951	—	22,028
Inventories	54,288	—	120,222
Completed properties held for sale	3,336,613	5,505,347	1,954,968
Properties under development	10,570,288	6,871,940	9,568,227
Trade deposit paid	17,108	—	17,108
Property and equipment, net	84,868	41,050	72,993
Properties held for development	4,114,520	3,395,100	5,004,755

Total assets	$31,226,070	$25,728,877	$31,938,380

Liabilities and Stockholders' Equity
Accounts payable	$1,080,446	$1,310,606	$757,433
Accrued liabilities	1,285,484	730,273	1,688,330
Other payable	2,752,130	1,416,347	4,522,152
Taxes payable	1,345,610	1,019,044	1,592,340
Due to shareholders	31,655	—	139,313
Due to related companies	785,781	21,620	453,413
Provision for cost of properties under development	5,896,267	7,674,114	3,071,206
Deposits received on sales of properties	12,445,128	7,943,026	13,062,858

Total liabilities	25,622,501	20,115,030	25,287,045

Stockholders' equity
Capital, no par value, 25,000,000shares authorized, 9,000,000 (2003), 9,000,000 (2004) and 10,000,000 (2005)shares issued and outstanding	3,855,422	2,409,639	3,855,422
Retained earnings	1,748,147	3,204,208	2,795,913

Total stockholders' equity	5,603,569	5,613,847	6,651,335

Total liabilities and stockholders' equity	$31,226,070	$25,728,877	$31,938,380

See notes to consolidated financial statements.

LI CHUAN GROUP, INC.

Consolidated Statements of Operations
(Amounts shown in US Dollars)

	For the Years Ended September 30,		For the Six Months Ended March 31,
	2004	2003	2005	2004
			(unaudited)	(unaudited)
Revenues	$3,606,965	$9,428,718	$6,118,136	$1,183,490
Cost of sales	(2,651,482)	(7,280,076)	(4,579,107)	(849,648)

Gross profit	955,483	2,148,642	1,539,029	333,842

Operating expenses
Selling expenses	370,129	451,293	52,353	69,497
Administrative expenses	1,711,200	729,722	195,010	1,469,198

Total operating expenses	2,081,329	1,181,015	247,363	1,538,695

Income (loss) from operations	(1,125,846)	967,627	1,291,666	(1,204,853)

Other income (expenses)
Interest income	1,153	1,586	890	704
Other income	2,180	2,113	1,940	492
Interest expense	(6,983)	—	—	—

Total other income (expense)	(3,650)	3,699	2,830	1,196

Net income (loss) before income taxes	(1,129,496)	971,326	1,294,496	(1,203,657)
Income taxes	326,565	204,163	246,730	110,938

Net income / (loss)	$(1,456,061)	$767,163	$1,047,766	$(1,314,595)

Basic and diluted income / (loss) per common share	$(0.16)	$0.09	$0.10	$(0.15)

Average common shares outstanding—basic and diluted	9,000,000	9,000,000	10,000,000	9,000,000

See notes to consolidated financial statements.

LI CHUAN GROUP, INC.

Consolidated Statements of Stockholders' Equity
(Amounts shown in US Dollars)

	Capital
			Retained Earnings	Total Equity
	Shares	Amount
Balance, October 1, 2002	9,000,000	$1,084,337	$2,437,045	$3,521,382
Contributed capital	—	1,325,302	—	1,325,302
Net income	—	—	767,163	767,163

Balance, September 30, 2003	9,000,000	2,409,639	3,204,208	5,613,847
Contributed capital	—	1,445,783	—	1,445,783
Net loss	—	—	(1,456,061)	(1,456,061)

Balance, September 30, 2004	9,000,000	3,855,422	1,748,147	5,603,569
Recapitalization	1,000,000	—	—	—
Net income		—	1,047,766	1,047,766

Balance, March 31, 2005	10,000,000	$3,855,422	$2,795,913	$6,651,335

See notes to consolidated financial statements.

LI CHUAN GROUP, INC.

Consolidated Statements of Cash Flows
(Amounts shown in US Dollars)

	For the Years Ended September 30,		For the Six Months Ended March 31,
	2004	2003	2005	2004
			(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(1,456,061)	$767,163	$1,047,766	$(1,314,595)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Allowance for doubtful accounts	39,794	136,997	—	—
Depreciation expense	21,422	11,222	11,875	9,796
Changes in operating assets and liabilities, net of business combination
Accounts receivable	(172,565)	(853,694)	(1,478,959)	638,289
Other receivables	(657,916)	(547,181)	(2,002,296)	281,791
Due from related companies	(1,186,093)	(284,727)	321,132	(537,799)
Due from shareholders	293,583	(241,643)	(435,077)	(115,323)
Prepaid expenses	(7,951)	—	(14,077)	(8,239)
Deposits	(17,107)	—	—	(148,193)
Inventories	(54,288)	—	(65,934)	(43,352)
Completed properties held for sale	2,168,734	1,555,993	1,381,645	830,745
Properties under development	(3,698,348)	1,481,586	1,002,061	(3,297,875)
Properties held for development	(719,420)	—	(890,235)	(544,589)
Accounts payable	(230,160)	338,296	(323,014)	—
Other payable	1,335,783	(224,645)	1,770,022	(84,012)
Taxes payable	326,566	204,163	246,730	307,323
Bank overdraft	—	(190,775)	—	110,938
Due to related companies	764,161	21,620	(332,368)	459,633
Due to shareholders	31,655	—	107,658	—
Accrued liabilities	555,211	201,609	402,846	1,331,735
Provision for cost of properties under development	(1,777,847)	(1,576,757)	(2,825,061)	1,475,200
Deposit received on sale of properties	4,502,102	(2,161,303)	617,730	1,473,800

	1,517,316	(2,129,239)	(2,505,322)	2,139,868

Net cash provided by (used in) operating activities	61,255	(1,362,076)	(1,457,556)	825,273

Cash flows from investing activities
Purchases of property and equipment	(65,241)	(14,104)	—	(57,414)
Cash used in purchase of investments	—	—	—	—
Deposits and other assets	—	—	—	—

Net cash used in investing activities	(65,241)	(14,104)	—	(57,414)

Cash flows from financing activities
Contributed capital	1,445,783	1,325,302	—	—

Net cash provided by financing activities	1,445,783	1,325,302	—	—

Increase (decrease) in cash and cash equivalents	1,441,798	(50,878)	(1,457,556)	767,859
Cash and cash equivalents, beginning of year	281,464	332,342	1,723,262	281,464

Cash and cash equivalents, end of year	$1,723,262	$281,464	$265,706	$1,049,323

Supplemental disclosure of cash flow information:

  Cash paid for interest was $6,983, $0, $0, and $0 for the years ended September 30, 2004 and 2003, and the six months ended March 31, 2005 (unaudited) and 2004 (unaudited), respectively.

  Cash paid for income taxes was $0 for the years ended September 30, 2004 and 2003, and the six months ended March 31, 2005 (unaudited) and 2004 (unaudited).

See notes to consolidated financial statements.

LI CHUAN GROUP, INC.

Notes to Consolidated Financial Statements

Note 1—Description of Business and Summary of Significant Accounting Policies

Description of Business

        Li Chuan Group, Inc. (the "Company") operates through its wholly owned subsidiaries, Liaoning Jiadi Group Real Estate Development Limited and Liaoning Dong Ya Hui Feng Automobile Trading Limited. The real estate development subsidiary was formed in 1995 and has been engaged in the construction and sale of luxury single family homes and condominiums at a residential development site in Shenyang City, People's Republic of China (PRC) since 2000. The automobile trading company was formed in 1997 and is in the business of operating a motor vehicles dealership in Shenyang City, PRC. All amounts are shown in US Dollars.

        Li Chuan Group, Inc. (formerly Kona Enterprises, Inc.) was organized as a Colorado corporation in 1997. In October 2004 Li Chuan issued 9,000,000 shares of common stock to acquire all of the outstanding stock of Liaoning Jiadi Group Real Estate Development Limited, a PRC company organized and registered in Shenyang City in August 1995. Since the Company had no operations at the time, the transaction was accounted for as a reverse merger and the historical operations of Liaoning Jiadi are presented with the stock issuance presented as a recapitalization of Liaoning Jiadi.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries—Liaoning Jiadi Group Real Estate Development Limited and Liaoning Dong Ya Hui Feng Automobile Trading Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

Interim Financial Information

        The unaudited financial statements as of March 31, 2005 and for the six months ended March 31, 2005 and 2004 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, operating results and cash flows. Operating results for the six months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Cash and Cash Equivalents

        The Company considers highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Inventories

        Inventories consist of motor vehicles and accessories and are valued at the lower of cost or market. Cost of motor vehicles is determined primarily on an actual cost basis while cost of inventories other than motor vehicles is accounted for on an average cost basis. Cost comprises the purchase price including import duties (where applicable) and other directly attributable costs of acquisition.

Property and Equipment

        Fixed assets are stated at cost less accumulated depreciation and any impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditure incurred after the fixed assets have been put into operation, such as repairs and maintenance and overhaul costs, is normally charged to the profit and loss account in the year in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset beyond its originally assessed standard of performances, the expenditure is capitalized as an additional cost of the asset.

        Depreciation is calculated on the straight-line method to write off the cost of each asset, less any estimated residual value, over the following estimated useful lives:

Furniture and equipment	5 years
Motor vehicles	5 years
Computers	5 years
Other assets	5 years

        Any gain or loss on disposal or retirement of a fixed asset is recognized in the profit and loss account and is the difference between the net sales proceeds and the carrying amount of the relevant asset.

Properties Held For/Under Development

        Properties held for/under development are stated at cost less provision for any possible loss. Cost comprises land cost, development expenditure, professional fees and interest capitalized. On completion, the properties are transferred to completed properties held for sale.

Completed Properties Held for Sale

        Completed properties held for sale remaining unsold at year-end are stated at the lower of cost and the estimated net realizable value. Cost is determined by apportionment of the total land and development costs attributable to unsold properties. Net realizable value is determined by reference to management estimates based on prevailing market conditions.

Long-Lived Assets

        Long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the asset's fair value.

Revenue Recognition

        Revenue is recognized when it is probable that future economic benefits will flow to the Company and these benefits can be measured reliably on the following bases:

  Property sales

        Revenue from sale of properties is recognized either when the sale agreement is completed or when the development is completed, which is determined by the issuance of the completion certificate by the relevant government authorities, whichever is the latter. Deposits and installments received on properties sold prior to their completion are included in current liabilities.

  Sale of Goods

        Revenue arising from sale of goods is recognized when the customer has accepted the goods and the related risks and rewards of ownership.

Advertising Costs

        The Company recognizes advertising expense when incurred.

Foreign Currencies

        Translations of amounts from RMB into United States dollars for the convenience of the reader were calculated at the buying rate of US$1.00 = RMB8.3. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at such rate.

Income Taxes

        The Company accounts for income taxes under the liability method, which requires an entity to recognize deferred tax assets and liabilities. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years.

Net Income (Loss) Per Common Share

        Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") provides for the calculation of "Basic" and "Diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income (loss) applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. The Company does not have any potentially dilutive securities outstanding at September 30, 2004, September 30, 2003, March 31, 2005 or March 31, 2004.

Concentrations of Credit Risk

        The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and receivables.

        The Company's cash is in demand deposit accounts and short term investments placed with banks and other financial institutions. The Company has not experienced any losses on such accounts.

        Concentrations of credit risk exist with respect to receivables due to a few customers dispersed across geographic areas. The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based upon the credit risk of specific customers, historical trends and other information. Generally, the Company does not require collateral from its customers. As of September 30, 2004, September 30, 2003, and March 31, 2005 one customer accounted for approximately 11%, 11%, and 8% of total accounts receivable, respectively.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Fair values of accounts receivables, other current assets, accounts payable, accrued liabilities and other liabilities are assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value or they are receivable or payable on demand.

Comprehensive Income (Loss)

        Comprehensive income (loss) is comprised of net income (loss) and all changes to the consolidated statement of stockholders' equity except those changes made due to investments by stockholders, changes in paid-in capital and distributions to stockholders. For the years ended September 30, 2004 and 2003, and the periods ended March 31, 2005 and 2004, the Company had no items of comprehensive income (loss) other than net loss; therefore, a separate statement of comprehensive income (loss) has not been presented for these periods.

Recent Accounting Pronouncements

        In December 2003, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of the interpretive guidance related to revenue recognition included in Topic 13 of the codification of the staff accounting bulletins. SAB No. 104 became effective when issued, and adoption by the Company did not have a material impact on its financial position or results of operations.

        In December 2003, the Financial Accounting Standards Board (FASB) issued Interpretation 46R (FIN 46R), a revision to Interpretation 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46R clarifies some of the provisions of FIN 46 and exempts certain entities from its requirements. FIN 46R is effective at the end of the first interim period ending after March 15, 2004. Entities that have adopted FIN 46 prior to this effective date can continue to apply the provisions of FIN 46 until the effective date of FIN 46R or elect early adoption of FIN 46R. The adoption of FIN 46 and FIN 46R did not have a material impact on our financial statements.

        In March 2004, the EITF issued EITF Issue No. 03-06, Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share. EITF Issue No. 03-06 addresses a number of questions regarding the computation of earnings per share (EPS) by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two-class method of calculating EPS. It clarifies what constitutes a participating security and how to apply the two-class method of computing EPS once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. This pronouncement is effective for fiscal periods beginning after March 31, 2004. The Company does not believe that the adoption of this standard will have an impact on its computation of EPS.

        In March 2004, the EITF reached a consensus on Issue No. 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. EITF No. 03-01 provides guidance on recording other-than-temporary impairments of cost method investments and requires additional disclosures for those investments. The recognition and measurement guidance in EITF No. 03-01 should be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The disclosure requirements are effective for fiscal years ending after June 15, 2004 and are required only for annual periods. The Company does not believe that the adoption of this standard will have a material impact on its financial position or results of operations.

        In July 2004, the FASB ratified Emerging Issues Task Force (EITF) consensus on Issue No. 02-14, Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock, which provides guidance regarding application of the equity method of accounting to investments other than common stock. EITF Issue No. 02-14 will be effective in reporting periods beginning after

September 15, 2004. The Company does not believe the adoption of EITF Issue No. 02-14 will have a material impact on our financial statements.

        In December 2004, the FASB issued SFAS No. 123 (revised), Share-Based Payment, which supersedes Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees and its related implementation guidance. Under SFAS No. 123 (revised), all share-based payments would be treated as other forms of compensation by recognizing the costs, generally measured as the fair value at the date of grant, in the income statement. Li Chuan Group Inc. will be required to adopt SFAS No. 123 (revised) for its fiscal year beginning October 1, 2006. The Company does not believe that the adoption of this standard will have a material impact on its financial position or results of operations.

Note 2—Inventories

        Inventories consist of the following:

	September 30,
			March 31, 2005
	2004	2003
			(unaudited)
Motor vehicles	$52,106	$—	$118,010
Accessories	2,182	—	2,212

	$54,288	$—	$120,222

Note 3—Property and Equipment

        Property and equipment consist of the following:

	September 30,
			March 31, 2005
	2004	2003
			(unaudited)
Furniture and equipment	$63,715	$32,616	$63,595
Computers	22,596	21,376	22,596
Motor vehicles	27,203	—	27,202
Other assets	12,881	12,881	12,881

Total fixed assets	126,395	66,873	126,274
Less accumulated depreciation	(41,527)	(25,823)	(53,281)

Total	$84,868	$41,050	$72,993

Note 4—Properties Under Development

	September 30,
			March 31, 2005
	2004	2003
			(unaudited)
Leasehold land, at cost
—Medium term	$6,237,228	$6,095,228	$6,519,943
Development and incidental costs	4,333,060	776,712	3,048,284

	$10,570,288	$6,871,940	$9,568,227

Note 5—Properties Held for Development

        The properties held for development represents the property development project "Villa Jade" situated in the Tonggou Town, Sujiatun District, Shenyang, PRC under a medium-term lease. Included in the balances are the aggregate lease payments paid for the next phase of development project at Shengli village and Tonggou Village of Tonggou Town amounting to $551,239 (September 30, 2004), $399,902 (September 30, 2003), and $551,239 (March 31, 2005 unaudited), and development and incidental costs incurred in Shengli Village of Tonggou Town amounting to $3,563,281 (September 30, 2004), $2,995,198 (September 30, 2003), and $4,453,516 (March 31, 2005 unaudited).

Note 6—Notes Payable

        Long-term debt outstanding during the year ended September 30, 2004 consisted of an unsecured short term note payable to a financial institution with interest of 4.536%. The note was paid according to its terms during the year ended September 30, 2004.

Note 7—Related Party Transactions

Due From/ (To) Related Companies

        Particulars of amounts due from/ (to) related companies are as follows:

	September 30,
Related Companies			March 31, 2005
	2004	2003
			(unaudited)
Liaoning Jiadi High-Technological Agriculture Co. Ltd. (Liu Jun, our major shareholder and Chairman via a holding company owns 48.45% of this company) The amount are ending balance for advance to this company for their working capital	$1,122,857	$1,178,606	$1,138,520
Shenyang Jiadi Property Management Limited (Li Chuan owns 40% of this company) The amount are money advanced to Li Chuan from the company as of these dates for working capital	(64,510)	(21,620)	(64,510)
Li Chuan Group, Inc. Dong Ya Hui Feng Automobile Trading Limited(*)	332,367	—	—
Shenyang Horse Industrial Limited(^) (Zhang Tao, COO, owns 51% of the company, Li Chuan owns 29% of this company. These are money advanced to the company for working capital	317,463	264,410	333,126
Liaoning Modern Automobile Trading Limited (Zhang Tao, COO owns 80% of this company) Money is advanced for working capital	495,012	—	555,253
Shenyang Hui Fung Automobile Leasing Limited	15,700	—	16,098
Shenyang Skoda Automobile Trading Limited (Zhang Tao owns 80% of the company) Money is advanced for working capital.	362,980	—	297,871
Liaoning Tin Yeung Culture & Education (Zhang Tao owns 52% of the company) Money is advanced to Li Chuan for working capital	(388,904)	—	(388,904)

        The above amounts due from/ (to) related companies are unsecured, interest free and have no fixed repayment terms.

        The following is a summary of significant related party transactions during the year carried out by the company in the normal course of its business:

	September 30,
			March 31, 2005
	2004	2003
			(unaudited)
Sales to shareholders (Wang Shu Hwa, 3% shareholders of Real Estate bought one property for $194,957.59 Liu Ying, shareholder of real estate bought a property for $44,238.40)	—	—	$239,196
Sales to related companies' shareholders (2004 Zhang Tao bought a car from the auto dealership; 2003 Mr. Sha Chung, shareholders of 'Club house which is controlled by Liu Jun bought a property, 3/31/05 Zhang Tao bought a property)	$114,818	$200,349	129,267

Loans advanced to shareholders
(2004 Liu Jun $101,471,63; Wang Shuk Wah, shareholder of real estate, $8,313.25; Liu Ying, shareholder of real estate $35,516.89; Zhao Cheng Kung, shareholder of real estate $78,759.37; Holding company controlled by Liu Jun 6,024.09 2003 Kwan Man, shareholder in 03, $445,500; Liu Jun $20,600; Liu Jun $65,327 (from auto); Zhang Tao, $6,024; Chiu Yung Nam, ex-shareholder 03, $6,024. 03/31/05 Zhang Tao, $336,253, Liu Jun $101,471, Wang Shuk Wah, shareholder of real estate, $8,313.25, Liu Ying, shareholder or real estate, $8,624 Liu Chuan Liang, shareholder of real estate, $230,308	249,893	543,475	684,970
Loans from a shareholder (2004 Zhang Tao advanced $31,655 to Auto company; Zhao Cheung Kung advanced $235,280 to company)	31,655	—	235,280
Deposit received from related companies' directors (2004 Sha Chung, shareholders of "Club house which is controlled by Liu Jun deposited $66,265 for a property; Zhao Fu, 48% of Tin Yeung which Zhang Tao owns 52% deposited $325,301 for a property. 2003 Sha Chung $185,542, Zhao Fu, $325,301	391,566	510,843	—
Deposit received from holding company's shareholder Jin Li, shareholder of holding company, Liu Jun control deposited 95,181 to buy property	95,181	—	—
Deposit received from shareholders Liu Chuan Liang, shareholder of real estate, $69,879; Li Ge Fong, shareholder of real estate $144,578; Zhao Cheng Kung, shareholder of real estate, $218,072	432,530	—	—

Note 8—Commitments and Contingencies

Commitments

        At September 30, 2004, the Company had commitments in respect of the development costs of property under development contracted but not provided for in the financial statements as follows:

	September 30,
			March 31, 2005
	2004	2003
			(unaudited)
Contracted but not provided for	$1,723,297	$1,351,744	$1,723,297

        The Company leases land and buildings under non-cancelable operating leases. Rent expense was $41,661, $10,420, $3,277 and $19,817 for the years ended September 30, 2004 and 2003 and periods ended March 31, 2005 (unaudited) and 2004 (unaudited), respectively. At September 30, 2004, future aggregate minimum lease payments under non-cancelable operating leases in respect of land and buildings are as follows:

Operating Leases

Year Ending September 30,
2005	$46,577
2006	31,627
2007	31,627
2008	31,627
2009	31,627
Thereafter	569,275

$742,360

Contingent Liabilities

        In the normal course of business, the Company is subject to various claims under its construction contracts. At September 30, 2004, the Company had various damages claims on certain contracts. Having reviewed outstanding claims, the directors are of the opinion that even if the claims are found to be valid, there will be no material adverse effect on the financial position of the Company.

Note 9—Employee Retirement Plans

        The Company's contributions to the defined contribution retirement scheme are expensed as incurred. The company contributes to retirement plans for its employees in the PRC at a percentage in compliance with the requirements of the respective municipal government in the PRC. The Company contributed $5,209, $4,448, $25,014, and $2,349 for the years ended September 30, 2004 and 2003 and for the periods ended March 31, 2005 (unaudited) and 2004 (unaudited), respectively.

Note 10—Income Taxes

Deferred Tax

        Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized.

        The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the asset to be recovered.

        Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realized. Deferred tax is charged or credited to the profit and loss account, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

        Components reflected in the consolidated statements of operation are as follows:

	For the Year Ended September 30,		For the Six Months Ended March 31,
	2004	2003	2005	2004
Current tax expense	$326,565	$204,163	$246,730	$110,938
Deferred tax expense	326,565	116,489	188,044	(508,145)

	653,130	320,652	434,774	397,207
Less change in valuation allowance	(326,565)	(116,489)	(188,044)	(508,145)

	$326,565	$204,163	$246,730	$110,938

        The following is a reconciliation of the statutory PRC income tax rate applied to net income (loss) before income taxes compared to the income taxes in the consolidated statement of operations:

	For the Year Ended September 30,		For the Six Months Ended March 31,
	2004	2003	2005	2004
Income tax expense (benefit) at the statutory rate	$(372,734)	$320,538	$427,184	$(397,207)
Change resulting from:
Change in valuation allowance	(326,565)	(116,489)	(188,044)	508,145
Net operating loss not recognized & other	342,822	114	7,590	—

	$326,565	$204,163	$246,730	$110,938

Note 11—Segment Information

        The Company operates in two business segments as follows:

  •
  Automotive trading—

  •
  Real estate development—

        The Company's reportable operating segments have been determined in accordance with the Company's internal management structure, which is organized based on operating activities. The accounting policies of the operating segments are the same as those described in the summary of accounting policies. The Company evaluates performance based upon several factors, of which the primary financial measure is segment-operating income.

	For the Years Ended September 30,		For the Six Months Ended March 31,
	2004	2003	2005	2004
			(unaudited)	(unaudited)
Revenues
Real estate development	$3,142,770	$9,428,718	$6,118,136	$1,151,052
Automobile trading	464,195	—	—	32,437

	$3,606,965	$9,428,718	$6,118,136	$1,183,490

Operating income (loss)
Real estate development	$(1,039,001)	$967,973	$1,316,735	$(1,162,571)
Automobile trading	(80,179)	(346)	(25,068)	(42,282)

	$(1,125,846)	$967,627	$1,291,667	$(1,204,853)

Depreciation and amortization
Real estate development	$12,862	$10,687	$6,876	$6,596
Automobile trading	8,560	532	4,999	3,200

	$21,422	$11,219	$11,875	$9,796

Interest expense
Real estate development	$—	$—	$—	$—
Automobile trading	6,983	—	—	—

	$6,983	$—	$—	$—

Expenditures for additions of long-lived assets
Real estate development	$12,255	$13,100	$—	$5,076
Automobile trading	52,986	1,004	—	52,338

	$65,241	$14,104	$—	$57,414

Total assets
Real estate development	$28,349,656	$24,325,254	$28,501,938	$26,462,401
Automobile trading	2,876,414	1,403,623	3,436,442	3,026,498

	$31,226,070	$25,728,877	$31,938,380	$29,488,899

LI CHUAN GROUP, INC.

1,000,000 shares of common stock

        Until                        , 2005 (90 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Article Seventh of our Articles of Incorporation provides as follows:

          (c)    Indemnification.    The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

          (d)    Limitation on Directors' Liability.    No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director(s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.(1)

SEC Registration Fees	$118
Blue Sky Filing Fees including Manual listings	$10,000
Blue Sky Legal Fees	$5,000
Printing Expenses	$2,500
Legal Fees	$95,000
Accounting Fees	$100,000
Transfer Agent Fees	$2,000
Miscellaneous Expenses	$10,382

Total	$225,000	(2)

(1)
All expenses, except the SEC registration fee, are estimated.

(2)
All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        In the last three years, we have not issued any shares of our unregistered securities, except for the issuance of 9,000,000 shares in connection with our October 2004 acquisition of all of the outstanding shares of Liaoning Jiadi Group from the following four individuals and in the share amount indicated below:

Name	Shares
Jun Liu	5,100,000
Wan Li Liu	2,000,000
Gordon Ge Wang	480,000
Xu Xiu Lan	1,420,000

Total	9,000,000

ITEM 27. EXHIBIT INDEX.

Number	Exhibit
3.1	Articles of Incorporation of the Registrant
3.2	Bylaws of the Registrant
5.1	Opinion of Gary A. Agron
10.1	Share Exchange Agreement between Kona and Liaoning Jiadi Group including amendment thereto
10.2	Automobile Dealership Lease
14.1	Code of Ethics
23.1	Consent of Arthur Li, Yau & Lee CPA Limited, Independent Registered Certified Public Accountants
23.2	Consent of Gary A. Agron (see 5.1 above)

ITEM 28. UNDERTAKINGS.

        The Registrant hereby undertakes:

          (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b)   That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

          (c)   That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

          (d)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (e)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Shenyang City, China on August 5, 2005.

LI CHUAN GROUP, INC.

By:	/s/ JUN LIU Jun Liu Chairman of the Board of Directors

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on August 5, 2005.

Name	Position

/s/ JUN LIU Jun Liu	Chairman of the Board of Directors and Director
/s/ WAN LI LIU Wan Li Liu	Chief Executive Officer and Director
/s/ TAO ZHANG Tao Zhang	Chief Operating Officer
/s/ JIE DAN GUO Jie Dan Guo	Chief Financial Officer (Principal Accounting Officer)
/s/ XIN WANG Xin Wang	Vice President, Business Development
/s/ GORDON GE WANG Gordon Ge Wang	Secretary and Director
/s/ DI WU Di Wu	Director
/s/ DANNING WANG Danning Wang	Director

EXHIBIT INDEX

Number	Exhibit
3.1	Articles of Incorporation of the Registrant
3.2	Bylaws of the Registrant
5.1	Opinion of Gary A. Agron
10.1	Share Exchange Agreement between Kona and Liaoning Jiadi Group including amendment thereto
10.2	Automobile Dealership Lease
14.1	Code of Ethics
23.1	Consent of Arthur Li, Yau & Lee CPA Limited, Independent Registered Certified Public Accountants
23.2	Consent of Gary A. Agron (see 5.1 above)